Exhibit 99.1

Regional Health Properties Receives Notice of Non-Compliance From NYSE American

ATLANTA, GA, January 6, 2023 — Regional Health Properties, Inc. (“Regional” or the “Company”) (NYSE American: RHE) (NYSE American: RHE-PA) announced today that the Company received a notice from NYSE American on January 3, 2023 that the Company is not in compliance with the continued listing standard set forth in Section 704 of the NYSE American Company Guide due to the Company’s failure to hold an annual meeting of shareholders for the fiscal year ended December 31, 2021 on or before December 31, 2022.

The company has scheduled the 2022 annual meeting of shareholders for February 14, 2023 at Sonesta Gwinnett Place Atlanta located at 1775 Pleasant Hill Road, Duluth, Georgia 30096, at 10:00 a.m., local time. The Company believes that once the 2022 Annual Meeting is held, the Company will regain compliance with Section 704 of the NYSE American Company Guide.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which are beyond our control. We caution you that the forward-looking statements presented herein are not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking statements contained herein.

Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Forward-looking statements contained herein include, without limitation, statements regarding the timing of the 2022 annual meeting of shareholders and related expectations and assumptions.

A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements, including those factors discussed in our Annual Report on Form 10-K filed on February 22, 2022 and our Quarterly Report on Form 10-Q filed on November 22, 2022. Any forward-looking statements included herein are made only as of the date hereof, and we do not undertake any obligation to update or revise such statements to reflect any changes in expectations, or any changes in events or circumstances on which those statements are based, except as required by law.

About Regional Health Properties

Regional Health Properties, Inc., a Georgia corporation, is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care. For more information, visit www.regionalhealthproperties.com.

Company Contact	Investor Relations
Brent Morrison, CFA	Brett Maas
Chief Executive Officer & President	Managing Partner
Regional Health Properties, Inc.	Hayden IR

Tel (678) 368-4402	Tel (646) 536-7331
Brent.morrison@regionalhealthproperties.com	brett@haydenir.com